SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                 August 2, 2002

                         JANUS HOTELS AND RESORTS, INC.
               (Exact name of Registrant as specified in Charter)


           Delaware                    0-22745                 13-2572712
------------------------------------------------------------------------------
 (State or Other Jurisdiction       (Commission             (IRS Employer
     of Incorporation)              File Number)           Identification No.)


        2300 Corporate Blvd., N.W., Suite 232, Boca Raton, FL 33431-8596
               (Address of principal executive office) (Zip Code)


        Registrant's telephone number including area code: (561) 997-2325
                                                           --------------


                                       N/A
                   ----------------------------------------
          (Former name or Former Address, if Changed Since Last Report)











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Item 5.  Other Events

         Effective August 2, 2002, the Company completed a short-term refinancing of the mortgage indebtedness on four hotel properties located in the vicinity of Cleveland, Ohio, the Holiday Inn Independence; the Holiday Inn Hudson; the Holiday Inn North Canton; and the Comfort Inn West (Akron). The Company had acquired these properties in August 1998 for an aggregate cost of $44,110,500. The acquisition had been financed by mortgage loans in substantially the amount of the total purchase price, having a term of 10 years, based upon a 25-year amortization schedule, at a fixed interest rate of 8.09% per annum. Under the terms of the loans, the Company would have been required to pay an interest rate yield maintenance premium if the loans were repaid earlier than scheduled.

         Commencing November 1, 2001, the Company withheld scheduled principal, interest and escrow payments with respect to these loans in order to induce the lender, LaSalle National Bank, as Trustee, to engage in discussions regarding a reduction in debt service costs. Management believed that the fixed interest rate on the loans was in excess of current market rates and repayment of the notes was creating a deficit cash flow based on current economic conditions. On August 2, 2002, the outstanding principal balance of the loans was $42,266,372. In addition, the Company owed accrued and unpaid interest (exclusive of default rate interest) of $2,294,880. Under the terms of an informal agreement with the lender, the Company had made a payment of $576,999 on April 16, 2002. As of August 2, 2002, the Company had placed in a segregated cash account $3,522,454 in debt service payments that would have otherwise been due, but had been withheld. The Company also maintained a property and equipment replacement reserve, as required by the lender. This reserve had a balance of $1,489,100 as of August 2, 2002.

         Under a settlement agreement with the lender, the loans were assigned to The Provident Bank ("Provident") for a payment of $38,511,554, inclusive of a forbearance fee of $180,000 and miscellaneous costs. The Company and the lender exchanged mutual releases.

         The sources of the funds for this payment were as follows:

                  Loan from  Provident               $33,500,000
                  Payment by Company                   3,522,454
                  Replacement reserve                  1,489,100
                                                      ----------
                           Total                     $38,511,554

The payment by the Company required no use of unrestricted cash.

         Provident modified the terms of the original loans by (i) reducing the aggregate outstanding principal balance to $33,500,000, (ii) changing the interest rate to a variable rate of the prime rate plus one half of one percent (.50%), (iii) requiring monthly principal payments based upon a 20 year amortization schedule, and (iv) changing the maturity date to August 1, 2003. The four loans continue to be cross-defaulted and cross-collateralized, meaning that if the Company fails to make payments with respect to any single property, all four loans will become immediately due and payable. Provident also required and received personal guaranties from the Company's majority stockholders, Louis
S. Beck and Harry G. Yeaggy, Chairman of the Board / Chief Executive Officer and Vice Chairman of the Company, respectively.


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

         Management of the Company is already engaging in discussions with potential lenders for replacement long-term financing for the four hotel properties. However, there can be no assurance that the Company will be able to obtain such financing prior to August 1, 2003 or, if such financing is obtained, that it will be at current market rates.

         Based upon the current prime rate of 4.75% and the reduction of principal balance from $42,266,372 to $33,500,000, the Company's monthly principal and interest payments with respect to the four properties will be $225,738, as compared to $342,227, prior to the refinancing. The amount of the monthly payment will increase or decrease if there is a change in the prime rate.

         The payoff in accordance with the settlement agreement and the forgiveness of accrued interest and late fees, net of certain closing costs, results in a pre-tax gain of approximately $6,816,000 which will be reported in the third quarter of 2002. No currently payable federal taxes will result from this transaction as the Company has sufficient net operating losses that will be utilized. The settlement agreement triggered a test for recoverability of the Cleveland properties by the Company under the provisions of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"). The Company has determined that there is no impairment of the properties based on that test. Until such time as long-term financing is obtained, the $33,500,000 loan from Provident will be classified as short-term debt in the balance sheet.































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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c)      Exhibits

              Exhibit No.             Description

              10.40a Mortgage Loan Modification Agreement dated August , 2002 between The Provident Bank and JAGI North Canton, LLC

              10.40b Mortgage Loan Modification Agreement dated August , 2002 between The Provident Bank and JAGI Cleveland Hudson, LLC

              10.40c Mortgage Loan Modification Agreement dated August , 2002 between The Provident Bank and JAGI Cleveland Independence, LLC

              10.40d Mortgage Loan Modification Agreement dated August , 2002 between The Provident Bank and JAGI Montrose West, LLC

              99.1                    Press release dated August  7, 2002


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Janus Hotels and Resorts, Inc.
                                          ------------------------------
                                                   (Registrant)


Dated:  August  9, 2002                   By:  /s/ Richard A. Tonges
                                               ------------------------------
                                               Name:   Richard A. Tonges
                                               Title:  Vice President - Finance





















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